ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

THIS AGREEMENT is made as of May 19, 2020 by and between THE BANK OF NEW YORK MELLON, a New York banking organization ("BNY Mellon") and FIRST TRUST HIGH YIELD OPPORTUNITIES 2027 TERM FUND, a Massachusetts business trust (the "Fund").

W I T N E S S E T H:

WHEREAS, the Fund is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Fund wishes to retain BNY Mellon to provide administration and accounting services and BNY Mellon wishes to furnish such services.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1.	Definitions. As used in this Agreement:
(a)	"1933 Act" means the Securities Act of 1933, as amended.
(b)	"1934 Act" means the Securities Exchange Act of 1934, as amended.
(c)	"Authorized Person" means any officer of the Fund and any other person duly authorized by the Fund to give Oral Instructions and Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.
(d)	"Oral Instructions" mean oral instructions received by BNY Mellon from an Authorized Person or from a person reasonably believed by BNY Mellon to be an Authorized Person. BNY Mellon may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.
(e)	"SEC" means the Securities and Exchange Commission.
(f)	"Securities Laws" means the 1933 Act, the 1934 Act and the 1940 Act.

(g)	"Shares" mean the shares of beneficial interest of the Fund.
(h)	"Written Instructions" mean (i) written instructions signed by an Authorized Person and received by BNY Mellon or (ii) trade instructions transmitted (and received by BNY Mellon) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.
2.	Appointment. The Fund hereby appoints BNY Mellon to provide administration and accounting services to the Fund, in accordance with the terms set forth in this Agreement. BNY Mellon accepts such appointment and agrees to furnish such services. BNY Mellon shall be under no duty to take any action hereunder on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by BNY Mellon and the Fund in a written amendment hereto. BNY Mellon shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Fund or by any other third party service provider to the Fund.
3.

Compliance with Rules and Regulations.

BNY Mellon undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by BNY Mellon hereunder. Except as specifically set forth herein, BNY Mellon assumes no responsibility for such compliance by the Fund or other entity.

4.	Instructions.

(a)	Unless otherwise provided in this Agreement, BNY Mellon shall act only upon Oral Instructions or Written Instructions.

(b)	BNY Mellon shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by BNY Mellon to be an Authorized Person) pursuant to this Agreement. BNY Mellon may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund's board of directors or of the Fund's shareholders, unless and until BNY Mellon receives Written Instructions to the contrary.
(c)	The Fund agrees to forward to BNY Mellon Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by BNY Mellon or its affiliates) so that BNY Mellon receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by BNY Mellon or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or BNY Mellon's ability to rely upon such Oral Instructions.
5.	Right to Receive Advice.
(a)	Advice of the Fund. If BNY Mellon is in doubt as to any action it should or should not take, BNY Mellon may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.
(b)	Advice of Counsel. If BNY Mellon shall be in doubt as to any question of law pertaining to any action it should or should not take, BNY Mellon may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund's investment adviser or BNY Mellon, at the option of BNY Mellon). The Fund shall pay the reasonable cost of any counsel retained by BNY Mellon with prior notice to the Fund.
(c)	Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions BNY Mellon receives from the Fund and the advice BNY Mellon receives from counsel, BNY Mellon may rely upon and follow the advice of counsel.

(d)	Protection of BNY Mellon. BNY Mellon shall be indemnified by the Fund and without liability for any action BNY Mellon takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions BNY Mellon receives from or on behalf of the Fund or from counsel and which BNY Mellon believes, in good faith, to be consistent with those directions or advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon BNY Mellon (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.
6.	Records; Visits.
(a)	The books and records pertaining to the Fund which are in the possession or under the control of BNY Mellon shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations provided the Fund provides BNY Mellon with written notice of such laws, rules and regulations, other than the 1940 Act and the Internal Revenue Code of 1986, as amended, that are applicable. The Fund and Authorized Persons shall have access to such books and records at all times during BNY Mellon's normal business hours upon reasonable advance notice. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by BNY Mellon to the Fund or to an Authorized Person, at the Fund's expense.
(b)	BNY Mellon shall keep the following records:
(i)	all books and records with respect to the Fund’s books of account;

(ii)	records of the Fund’s securities transactions; and

(iii)	all other books and records as BNY Mellon is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

7.	Confidentiality. Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or BNY Mellon and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or BNY Mellon a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if: (a) it is necessary for BNY Mellon to release such information in connection with the provision of services under this Agreement; (b) it is already known to the receiving party at the time it is obtained; (c) it is or becomes publicly known or available through no wrongful act of the receiving party; (d) it is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (e) it is released by the protected party to a third party without restriction; (f) it is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted); (g) it is Fund information provided by BNY Mellon in connection with an independent third party compliance or other review; (h) it is relevant to the defense of any claim or cause of action asserted against the receiving party; or (i) it has been or is independently developed or obtained by the receiving party. BNY Mellon acknowledges and agrees that in connection with its services under this Agreement it receives non-public confidential portfolio holdings information (“Portfolio Information”) with respect to the Fund. BNY Mellon agrees that, subject to the foregoing provisions of and the exceptions set forth in this Section 7 (other than the exception set forth above in this Section 7 as sub-item (a), which exception set forth in sub-item (a) shall not be applicable to the Fund’s Portfolio Information), BNY Mellon will keep confidential the Fund’s Portfolio Information and will not disclose the Fund’s Portfolio Information other than pursuant to a Written Instruction (which Written Instruction may be a standing Written Instruction); provided that without the need for such a Written Instruction and notwithstanding any other provision of this Section 7 to the contrary, the Fund’s Portfolio Information may be disclosed to third party pricing services which are engaged by BNY Mellon in connection with the provision of services under this Agreement and which shall be subject to a duty of confidentiality with respect to such Portfolio Information.

The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) the Fund consents to the disclosure of and authorizes BNY Mellon to disclose information regarding the Fund (“Customer-Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) BNY Mellon may store the names and business contact information of the Fund’s employees and representatives on the systems or in the records of the BNY Mellon Group or its service providers. The BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and notwithstanding anything in this Agreement to the contrary the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with the Fund. The Fund confirms that it is authorized to consent to the foregoing.

8.	Liaison with Accountants. BNY Mellon shall act as liaison with the Fund's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to the Fund. BNY Mellon shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.
9.	BNY Mellon System. BNY Mellon shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by BNY Mellon in connection with the services provided by BNY Mellon to the Fund.
10.	Disaster Recovery. BNY Mellon shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, BNY Mellon shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. BNY Mellon shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by BNY Mellon's own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

11.	Compensation.
(a)	As compensation for services rendered by BNY Mellon during the term of this Agreement, the Fund will pay to BNY Mellon a fee or fees as may be agreed to in writing by the Fund and BNY Mellon.
(b)	The undersigned hereby represents and warrants to BNY Mellon that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to BNY Mellon or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by BNY Mellon to such adviser or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the board of directors of the Fund and that, if required by applicable law, such board of directors has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

12.       Indemnification.

(a)	The Fund agrees to indemnify, defend and hold harmless BNY Mellon and its affiliates providing services under this Agreement, including their respective officers, directors, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) (“Claims”) arising directly or indirectly from any action or omission to act which BNY Mellon takes in connection with the provision of services to the Fund. Neither BNY Mellon, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by BNY Mellon's or its affiliates' own willful misfeasance, bad faith, negligence or reckless disregard in the performance of BNY Mellon’s or its affiliates activities under this Agreement. The provisions of this Section 12 shall survive termination of this Agreement.

(b)	Indemnification of the Fund. BNY Mellon agrees to defend, indemnify and hold the Fund and its officers, directors and employees harmless from any and all Claims arising directly or indirectly from the negligence, bad faith, reckless disregard or willful misfeasance of BNY Mellon and its affiliates in the performance of its duties hereunder. Notwithstanding the foregoing, the Fund shall not be indemnified against any Claim caused by the Fund’s or the Fund’s other service providers’ willful misfeasance, bad faith or negligence.
(c)	Indemnification Procedure.
(i)	Notice of the Action. A party that seeks indemnification under this Agreement must promptly give the other party notice of any legal action; provided, however, that a delay in notice does not relieve an indemnifying party of any liability to an indemnified party, except to the extent the indemnifying party shows that the delay prejudiced the defense of the action.
(ii)	Participating in or Assuming the Defense. The indemnifying party may participate in the defense at any time or it may assume the defense by giving notice to the other party. After assuming the defense, the indemnifying party:

(1)        must select an attorney that is satisfactory to the other party;

(2)	is not liable to the other party for any later attorney’s fees or for any other later expenses that the other party incurs, except for reasonable investigation costs;

(3)	must not compromise or settle the action without the other party’s consent (but the other party must not unreasonably withhold its consent); and

(4)	is not liable for any compromise or settlement made without its consent.

(iii)	Failing to Assume the Defense. If the indemnifying party fails to participate in or assume the defense within 15 days after receiving notice of the action, the indemnifying party is bound by any determination made in the action or by any compromise or settlement made by the other party.

13.	Responsibility of BNY Mellon.
(a)	BNY Mellon shall be under no duty to take any action hereunder on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by BNY Mellon and the Fund in a written amendment hereto. BNY Mellon shall be obligated to exercise commercially reasonable care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. As set forth herein, and as may be agreed to in writing from time to time by BNY Mellon and the Fund with regard to such matters of liability, BNY Mellon shall be liable only for any damages arising out of BNY Mellon's failure to perform its duties under this Agreement to the extent such damages arise out of BNY Mellon's willful misfeasance, bad faith, negligence or reckless disregard of such duties.
(b)	Notwithstanding anything in this Agreement to the contrary, BNY Mellon shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above; and (ii) BNY Mellon shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which BNY Mellon reasonably believes to be genuine. BNY Mellon shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Fund or for any failure to discover any such error or omission.

(c)	Notwithstanding anything in this Agreement to the contrary, neither party to this Agreement nor their respective affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by such party.
(d)	Each party shall have a duty to mitigate damages for which the other party may become responsible.
(f)	The provisions of this Section 13 shall survive termination of this Agreement.
14.	Description of Accounting Services on a Continuous Basis.

BNY Mellon will perform the following accounting services with respect to the Fund:

(i)	Journalize investment, capital share and income and expense activities;

(ii)	Verify investment buy/sell trade tickets when received from the investment adviser for the Fund (the "Adviser") and transmit trades to the Fund's custodian (the "Custodian") for proper settlement;

(iii)       Maintain individual ledgers for investment securities;

(iv)	Maintain historical tax lots for each security;

(v)	Reconcile cash and investment balances of the Fund with the Custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

(vi)	Update the cash availability throughout the day as required by the Adviser;

(vii)	Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

(viii)	Calculate various contractual expenses (e.g., advisory and custody fees);

(ix)	Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

(x)	Control all disbursements and authorize such disbursements upon Written Instructions;

(xi)	Calculate capital gains and losses;

(xii)	Determine net income;

(xiii)	Obtain security market quotes from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of the Fund's Investments in accordance with the Fund's valuation policies or guidelines; provided, however, that BNY Mellon shall not under any circumstances be under a duty to independently price or value any of the Fund's investments, including securities lending related cash collateral investments, or to confirm or validate any information or valuation provided by the Adviser or any other pricing source, nor shall BNY Mellon have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

(xiv)	Transmit or mail a copy of the daily portfolio valuation to the Adviser;

(xv)	Compute net asset value; and

(xvi)	As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity.

15.	Description of Administration Services on a Continuous Basis.

BNY Mellon will perform the following administration services with respect to the Fund:

(i)	Prepare quarterly broker security transactions summaries;

(ii)	Prepare monthly security transaction listings;

(iii)	Supply various normal and customary Fund statistical data as requested on an ongoing basis;

(iv)       Prepare the Fund's annual and semi-annual shareholder reports;

(v)	If the chief executive officer or chief financial officer of the Fund is required to provide a certification as part of the Fund’s Form N-CSR filing pursuant to regulations promulgated by the Securities and Exchange Commission under Section 302 of the Sarbanes-Oxley Act of 2002, BNY Mellon will provide (to such person or entity as agreed between the Fund and BNY Mellon) a sub-certification in support of certain matters set forth in the aforementioned certification, such sub-certification to be in such form and relating to such matters as agreed between the Fund and BNY Mellon from time to time. BNY Mellon shall be required to provide the sub-certification only during the term of the Agreement and only if it receives such cooperation as it may request to perform its investigations with respect to the sub-certification. For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other regulatory requirement;

(vi)	Assist the Fund in the handling of SEC examinations and responses thereto;

(vii)	Provide compliance policies and procedures related to certain services provided by BNY Mellon and, if mutually agreed, certain of BNY Mellon’s affiliates; summary procedures thereof; and periodic certification letters (such services will be at the request and direction of the Fund’s chief compliance officer (the “Fund’s CCO”); BNY Mellon disclaims liability to the Fund, and the Fund is solely responsible, for the selection, qualifications and performance of the Fund’s CCO and the adequacy and effectiveness of the Fund’s compliance program); and

(viii)	Such other regulatory services as the parties hereto may from time to time agree upon in writing.

16.	Tax Services.

BNY Mellon shall provide the following tax services for the Fund:

(a)	Tax Provision Preparation
(i)	Prepare fiscal year-end tax provision analysis;

(ii)	Process tax adjustments on securities identified by the Fund that require such treatment;

(iii)	Prepare ROCSOP adjusting entries; and

(iv)	Prepare financial statement footnote disclosures.

BNY Mellon is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles; this responsibility resides with the Fund or Fund’s management. BNY Mellon is responsible for processing such identified securities, in accordance with U.S. tax laws and regulations.

(b)	Excise Tax Distributions Calculations
(i)	Prepare calendar year tax distribution analysis;

(ii)	Process tax adjustments on securities identified by the Fund that require such treatment; and

(iii)	Prepare annual tax-based distribution estimate for the Fund.

BNY Mellon is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles; this responsibility resides with the Fund or Fund’s management. BNY Mellon is responsible for processing such identified securities, in accordance with U.S. tax laws and regulations.

(c)	Other Tax Services
(i)	Prepare for execution and filing, the federal and state income and excise tax returns;

(ii)	Prepare year-end Investment Company Institute broker/dealer reporting and prepare fund distribution calculations disseminated to broker/dealers; and

(iii)	Coordinate U.S.C. Title 26 Internal Revenue Code (“IRC”) §855 and excise tax distribution requirements.

(d)	Uncertain Tax Positions
(i)	Documentation of all material tax positions taken by the Fund with respect to specified fiscal years and identified to BNY Mellon (“Tax Positions”);

(ii)	Review of the Fund’s: (a) tax provision work papers, (b) excise tax distribution work papers, (c) income and excise tax returns, (d) tax policies and procedures and (e) Subchapter M compliance work papers;

(iii)	Determine whether Tax Positions have been consistently applied, and documentation of an inconsistencies;

(iv)	Review relevant statutory authorities;

(v)	Review tax opinions and legal memoranda prepared by tax counsel or tax auditors to the Fund;

(vi)	Review standard mutual fund industry practices, to the extent such practices are known to, or may reasonably be determined by, BNY Mellon; and

(vii)	Delivery of a written report to the Fund detailing such items.

The following are expressly excluded from the Uncertain Tax Positions services: (i)  assessment of risk of any challenge by the Internal Revenue Service or other taxing authority against any Tax Position (including, without limitation, whether it is “more likely than not” such Tax Position would be sustained); (ii) calculation of any tax benefit measurement, in whole or in part, that may be required if any “more likely than not” threshold has not been met; and (iii) any tax opinion or tax advice.  Additionally, none of the Uncertain Tax Positions services shall be deemed to be or constitute a tax opinion or tax advice.

(a)          The Fund shall provide such information and documentation as BNY Mellon may reasonably request in connection with the Uncertain Tax Positions services.  The Fund's independent public accountants shall cooperate with BNY Mellon and make such information available to BNY Mellon as BNY Mellon may reasonably request.

(b)          Notwithstanding anything to the contrary in this Agreement and without limiting any rights, protections or limitations of liability otherwise provided to BNY Mellon pursuant to this Agreement, (i) BNY Mellon is authorized and permitted to release such information as is necessary or desirable to be released in connection with the provision of any of the Uncertain Tax Positions services, (ii) management of the Fund is responsible for complying with all uncertain tax positions reporting obligations relating to the Fund and BNY Mellon shall have no liability to the Fund or any other entity or governmental authority with respect to any tax positions taken by the Fund, (iii) BNY Mellon shall have no liability either for any error or omission of any other service provider (including any accounting firm or tax adviser) to the Fund or for any failure to discover any such error or omission, (iv) the Fund shall be responsible for all filings, tax returns and reports on all Tax Positions and for the payment of all taxes and similar items (including without limitation penalties and interest related thereto) and (v) in the event of any error or omission in the performance of a Uncertain Tax Positions service the Fund’s sole and exclusive remedy and BNY Mellon’s sole liability shall be limited to re-performance of the applicable Uncertain Tax Positions service and the preparation and delivery to the Fund of a corrected report (if necessary), such re-performance, preparation and delivery to be provided at no additional service charge to the Fund.

▪  IRS CIRCULAR 230 DISCLOSURE:

To ensure compliance with requirements imposed by the Internal Revenue Service, BNY Mellon informs the Fund that any U.S. tax advice contained in any communication from BNY Mellon to the Fund (including any future communications) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein or therein.

17.	Duration and Termination.
(a)	This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall continue until __________ (the “Initial Term”).
(b)	Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year (“Renewal Terms”) each, unless the Fund or BNY Mellon provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.
(c)	In the event a termination notice is given by the Fund, all expenses associated with movement of records and materials and conversion thereof to a successor accounting and administration services agent(s) (and any other service provider(s)), and all trailing expenses incurred by BNY Mellon, will be borne by the Fund and paid to BNY Mellon if known at such time prior to any such conversion.
(d)	If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

18.	Notices. Notices shall be addressed (a) if to BNY Mellon, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as BNY Mellon may inform the Fund in writing); (b) if to the Fund, at 120 East Liberty Drive, Wheaton, IL 60187, Attention: W. Scott Jardine fax (630) 517-7437 (or such other address as the Fund may inform BNY Mellon in writing); or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.
19.	Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought
20.	Assignment; Subcontracting. BNY Mellon may assign its rights hereunder to any affiliate of BNY Mellon provided that BNY Mellon gives the Fund thirty (30) days prior written notice of such assignment. Notwithstanding the foregoing, BNY Mellon may subcontract with, hire, engage or otherwise outsource to any third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNY Mellon of any of its liabilities hereunder.
21.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
22.	Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

23.	Miscellaneous.
(a)	Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of BNY Mellon hereunder without the prior written approval of BNY Mellon, which approval shall not be unreasonably withheld or delayed. The scope of services to be provided by BNY Mellon under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the parties hereto expressly agree in writing to any such increase.
(b)	During the term of this Agreement and for one year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNY Mellon’s employees, and the Fund shall cause the Fund’s sponsor and the Fund’s affiliates to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNY Mellon’s employees. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a BNY Mellon employee by the Fund, the Fund’s sponsor or an affiliate of the Fund if the BNY Mellon employee was identified by such entity solely as a result of the BNY Mellon employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.
(c)	Except as expressly provided in this Agreement, BNY Mellon hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. BNY Mellon disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(d)	This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.
(e)	The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
(f)	Notwithstanding any provision hereof, the services of BNY Mellon are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Fund or any other person. Neither this Agreement nor the provision of services under this Agreement establishes or is intended to establish an attorney-client relationship between the Fund and BNY Mellon.
(g)	The Fund will provide such information and documentation as BNY Mellon may reasonably request in connection with services provided by BNY Mellon to the Fund.
(h)	This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. The Fund hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury. To the extent that in any jurisdiction the Fund may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Fund irrevocably agrees not to claim, and it hereby waives, such immunity.

(i)	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
(j)	This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.
(k)	The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.
(l)	The Fund and BNY Mellon agree that the obligations of the Fund under the Agreement shall not be binding upon any of the directors, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Fund individually, but are binding only upon the assets and property of the Fund (or applicable series thereof), as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the directors of the Fund, and signed by an authorized officer of the Fund, acting as such, and neither such authorization by such directors nor such execution and delivery by such officer shall be deemed to have been made by any of them or any shareholder of the Fund individually or to impose any liability on any of them or any shareholder of the Fund personally, but shall bind only the assets and property of the Fund (or applicable series thereof), as provided in the Articles of Incorporation or Declaration of Trust.

(m)	The Fund acknowledges for itself and its users that certain information provided by BNY Mellon on its websites may be protected by copyrights, trademarks, service marks and/or other intellectual property rights, and as such, agrees that all such information provided is for the sole and exclusive use of the Fund and its users. Certain information provided by BNY Mellon is supplied to BNY Mellon pursuant to third party licensing agreements which restrict the use of such information and protect the proprietary rights of the appropriate licensor (“Licensor”) with respect to such information. Therefore, the Fund, on behalf of itself and its users, further agrees not to disclose, disseminate, reproduce, redistribute or republish information provided by BNY Mellon on its websites in any way without the express written permission of BNY Mellon and the Licensor. (Licensor permission to be obtained by BNY Mellon prior to BNY Mellon providing its permission.)

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

THE BANK OF NEW YORK MELLON

By:        /s/ Rosalia A. Koopman

Name:   Rosalia A. Koopman

Title:      Managing Director

FIRST TRUST HIGH YIELD OPPORTUNITIES 2027 TERM FUND

By:        /s/ Donald P Swade

Name:   Donald P Swade

Title:      CFO and Treasurer